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Pricing Supplement dated October 21, 1996                       Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                   MEDIUM-TERM NOTES, SERIES C - FIXED RATE

===============================================================================================================
Principal Amount:  $10,000,000                                      Interest Rate: 6.00%
Agent's Discount or Commission:  $12,500                            Stated Maturity Date:  10/24/97
Net Proceeds to Issuer:  $9,987,500                                 Original Issue Date:  10/24/96
Issue Price: 100%                                                   Trade Date:  10/21/96
===============================================================================================================
Interest Payment Dates:  The 24th day of each                       Cusip No.:  00756QCX4
                         April and October,
                         commencing April 24, 1997

Day Count Convention:

         /X/     30/360 for the period from 10/24/96  to 10/23/97

         / /     Actual/360 for the period from      to

         / /     Actual/Actual for the period from   to

Redemption:

         /X/     The Notes cannot be redeemed prior to the Stated Maturity Date.

         / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         /X/     The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Option Repayment Dates:
                 Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                          / /     Yes      /X/     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:
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Form:

         /X/     Book Entry                        / /     Certificated

Agent acting in the capacity as indicated below:

         /X/     Agent                             / /     Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/ /      Other Provisions:

      /X/   Salomon Brothers Inc

                  / /   CS First Boston

                             / /   Donaldson, Lufkin & Jenrette
                                      Securities Corporation

                                                     / /   Merrill Lynch & Co.